Exhibit 10.39

WellCare Health Plans, Inc.
The WellCare Group of Companies
WellCare of Florida, Inc.
HealthEase of Florida, Inc
WellCare of New York, Inc.
FirstChoice HealthPlans
of Connecticut, Inc.
Harmony Behavioral Health, Inc.
WellCare of Louisiana, Inc.
Comprehensive Health
Management, Inc.
Harmony Health Systems, Inc.
Harmony Health Plan of Illinois, Inc.
8735 Henderson Road, Ren 2
Tampa, Florida 33634
Telephone: 813.290.6200
December 18, 2006
Anil Kottoor
37 Round Hill Road
Armonk, New York 10504
Dear Anil:
We are delighted to extend to you an offer to join the WellCare team. This offer represents our sincere interest in you as a key contributor to our growth and leadership in the industry. On behalf of Comprehensive Health Management, Inc. (the “Company”), a member of the WellCare group of companies, this letter will confirm our offer of employment by the Company on the following terms:
Position: You will be joining the Company as Senior Vice President and Chief Information Officer reporting Todd S. Farha, Chairman and Chief Executive Officer, or his designee. Your employment is to commence on or before January 3, 2007. On your start date, please report to our Corporate Headquarters, 8735 Henderson Road, Tampa, Florida.
Location: Your principal place of employment will be our Tampa, Florida location, but you will be expected to undertake reasonable business travel, to the other territories in which we may operate.
Salary: You will receive a salary at the annual rate of $250,000.00 payable biweekly one week in arrears.
Annual Bonus: You will be eligible to be considered for an annual bonus, and your target bonus is 35% of your base salary. However, the amount of your potential annual bonus (if any) depends on your individual performance and the performance of the Company, as determined by the Company and as may be paid in the Company’s sole discretion. You must be employed on the bonus payment date in order to be eligible, and any bonus payable on account of your first year of employment will be pro-rated for the portion of the calendar year you were employed by the Company.
Equity Award: Subject to board approval, based on the fair market value of our common stock on your start date, you will be granted $750,000 worth of restricted stock and $750,000 worth of options to purchase shares of common stock. Each of these equity awards will vest over a five year period and be subject to the terms and conditions of the WellCare Health Plans, Inc. 2004 Equity Incentive Plan and our standard policies and practices. We would be glad to answer any questions you may have regarding the terms of these equity awards.

Relocation: To facilitate your relocation, we will pay all reasonable expenses associated with a full service move by a national moving carrier to be selected by us, for the purpose of transporting household goods (but excluding any exceptional and unique furniture or other items) from Armonk, New York to the Tampa, Florida area. We will also reimburse you for temporary living expenses, not to exceed $4,000 per month for a period of 3 months. Details of your relocation package are provided in the attached WellCare Relocation Package document. Please contact Sharan Backus, Director of Relocation Services at 813-289-6600, Toll Free 800-237-3831 or e-mail sharan.backus@floridamoves.com for further information. All relocation expenses must be repaid to the Company on a pro-rated basis if you resign or are terminated for misconduct less than one year after your date of hire, as set forth in more detail in the enclosed Agreement to Repay Relocation Expenses.
Severance: In the event that you are terminated by the Company without cause, you will be entitled to receive continued payment of your base salary for a period of twelve months following such termination. Such separation benefits would be conditioned upon your adherence to the terms of the Company’s Confidentiality Agreement and Restrictive Covenant Agreement, both of which are enclosed, and your execution of a general release of claims.
Benefits: You are eligible for all other fringe benefits offered generally to our associates, including health and dental coverage beginning on the first of the month following 30 days of employment, all in accordance with the Company’s applicable plans and policies, as may be in effect from time to time.
Paid Time Off: You are eligible for eighteen days paid time off (PTO), one floating holiday, and seven company-paid holidays in accordance with the Company’s applicable policies, as may be in effect from time to time.
You should be aware that employment with the Company is for no specific period of time. As a result, either you or the Company are free to terminate our employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in a written agreement signed by you and the President of the Company.
This offer letter sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.
Please be advised that your employment is contingent upon our verification of the background information, submitted on your Application for Employment and your signing of the Company’s Restrictive Covenant Agreement, Agreement to Repay Relocation Expenses and standard Confidentiality Agreement. In addition you will be required to complete a successful drug screening test. It is also contingent upon your eligibility to work in the United States. On your start date, please report to Corporate Headquarters at 8:00 a.m. and be prepared to provide documents, which will establish your legal right to work in this country (e.g. US Passport or current Driver’s License and Social Security Card). Please contact Human Resources at (813) 290-6366 if you need additional information regarding other documents, which may be used to verify employment eligibility.
To accept this offer, please sign this letter and return it to my attention via facsimile at (813) 675-2929. This offer, if not accepted, will expire on December 21, 2006. If you have any questions, please contact me at (813) 243-0076.
Sincerely,
Gretchen Demartini
Vice President, Human Resources
I have read and accept this employment offer.

/s/ Anil Kottoor	12/19/06
Anil Kottoor	Date